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Ryder System, Inc.
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[The following letter supplements information contained in Ryder System’s Definitive Proxy Statement dated March 18, 2019. In connection with Ryder’s Annual Meeting of Shareholders on May 3, 2019, Ryder is communicating the information below to its shareholders commencing on April 4, 2019.]

April 4, 2019

Dear Shareholder:
Ryder System, Inc. (the “Company”) is holding its 2019 Annual Meeting of Shareholders on May 3, 2019. By now, you should have received our Notice of the 2019 Annual Meeting of Shareholders and Proxy Statement. You can also view our proxy statement at: https://www.proxyvote.com.
We are writing you to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors. Particularly, we are requesting your support by voting "AGAINST" Proposal 6, an advisory shareholder proposal requesting that the Board separate the combined CEO/Chair role and require that the Chair be an independent member of the Board. We urge you to do so for the following reasons:

•
The Board should maintain flexibility and discretion in determining a Board leadership structure that allows the Board to attract and retain the broadest possible pool of CEO candidates to fit the specific circumstances of the Company at any given time. The members of the Board are in the best position to evaluate the current and future needs of the Company, and to judge how the capabilities of the Company's directors and executives can most effectively meet those needs.

•
Under the Company's Corporate Governance Guidelines, the Governance Committee has the flexibility to periodically review the leadership structure of the Board and make any recommendations for change to the Board, including separating the role of CEO and Chair when circumstances warrant. The Board examines the Company's leadership structure annually as part of the Board and Committee evaluation process and the annual CEO evaluation as well as in connection with a change in Board and CEO leadership. The Company's current leadership structure is a reflection of the Board’s critical assessment of the Company's current circumstances and governance practices, the significant skills and industry expertise that our CEO brings to the Board as well as the meaningful oversight provided by the Lead Independent Director.

•
The Board's current leadership structure provides effective and independent Board oversight of management. To offset any concerns regarding the Board's oversight of management, our Board has created the separate role of the Company's Lead Independent Director, who is assigned clearly delineated and comprehensive duties and responsibilities, as detailed in our Corporate Governance Guidelines.

•
The Company’s other corporate governance policies and practices promote strong, effective and independent Board oversight. We believe that the strong governance framework that we have in place supports the objective and independent Board leadership structure necessary to effectively challenge and oversee management. In particular, all of the Committee Chairs and all members of the Audit, Governance, Finance, and Compensation Committees are independent directors and each Committee operates under a written charter that is evaluated annually. Independent directors meet in outside directors sessions at every regularly scheduled meeting that are led by the Lead Independent Director. In addition, the Board performs a formal evaluation of the Chair and CEO annually in outside directors’ sessions. We have also implemented other good governance features to further enhance board and managerial accountability, including the annual election of directors, market-standard proxy access, and the right of shareholders to act by written consent.

•
There is no established consensus that an independent chair enhances returns for shareholders. In fact, we believe our Chair and CEO has been instrumental in driving long-term shareholder value. During his tenure, Mr. Sanchez has charted a course to accelerate profitable growth, making strategic investments in our sales and marketing capabilities and product development, focusing on innovation and technology, engaging in collaborative selling across business units and taking actions to lower overhead costs and drive efficiencies. As a result, the Company achieved its second consecutive year of record revenue across all business segments and its seventh consecutive year of organic lease fleet growth. In addition, during Mr. Sanchez’s tenure, Ryder expanded its workforce from 28,000 to nearly 40,000 and from a managed fleet of 209,000 to more than 272,000 vehicles. Although our earnings for the past three years have been impacted by a cyclical downturn in the used vehicle market, the benefits of executing on our growth strategy were evident in 2018 as earnings generated from contractual growth more than offset headwinds from the continuing used vehicle downturn. This success has validated the strength of Mr. Sanchez’s strategy and his ability to innovate and execute in an ever-changing market. Although our Board is focused on long-term strategic growth, we also note that Ryder’s share price has increased approximately 32% year to date in 2019.

Your vote is important to us and our Board believes voting against Proposal 6 is in the best interest of our shareholders. We appreciate and thank you for your continued support of Ryder.

Sincerely,
/s/ Robert D. Fatovic
Robert D. Fatovic
Executive Vice President,
Chief Legal Officer and
Corporate Secretary